UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 15, 2006
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12074 (Commission File Number)	72-1235413 (IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana (Address of Principal Executive Offices)	70508 (Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     On February 15, 2006, the Compensation Committee of the Board of Directors of Stone Energy Corporation (the “Company”) approved incentive bonus payments to the Company’s executive management pursuant to the Company’s Revised Annual Incentive Compensation Plan (the “Plan”). The awards relate to management’s performance in 2005. A cash bonus has been awarded to David H. Welch, President and Chief Executive Officer, in the amount of $160,000. No bonus was awarded to James H. Stone, Chairman of the Board. Other executive officers were awarded bonuses, including Jerome F. Wenzel, Jr., Senior Vice President, Operations, in the amount of $75,000, Craig L. Glassinger, Executive Vice President, Business Development, in the amount of $75,000, Kenneth H. Beer, Senior Vice President and Chief Financial Officer in the amount of $65,000, Andrew L. Gates, III, Senior Vice President, General Counsel and Secretary in the amount of $65,000, and J. Kent Pierret, Senior Vice President, Chief Accounting Officer and Treasurer in the amount of $65,000.
     Under the Plan, bonuses are primarily tied to several performance criteria as determined each year by the Compensation Committee, which for 2006 include reserves (Bcfe), production (MMcfe/d), all-in costs (per Mcfe), and total recordable incident rate for safety. A portion of the bonuses is also determined in the sole discretion of the Committee. To the extent that performance criteria are met, an incentive pool is generated. The amount of the incentive pool, however, may not exceed twice the aggregate base salary of all eligible employees for the relevant plan year, and no individual award to an eligible employee may exceed twice such employee’s base salary for the relevant plan year. The Plan was filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2004.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION
Date: February 22, 2006	By:	/s/ J. Kent Pierret
J. Kent Pierret
Senior Vice President, Chief Accounting Officer and Treasurer